Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 333-157529, 333-68868, 333-93105, 333-140419, and 333-69863 on Form S-8; Registration Statement No. 333-187001 on Form S-3; and Registration Statement No. 333-187003 on Form S-4 of US Ecology, Inc. of our report dated June 6, 2014 on the financial statements of EQ Parent Company, Inc. and Subsidiaries for the years ended December 31, 2013, 2012, and 2011 and our report dated June 6, 2014 on the interim financial statements of EQ Parent Company, Inc. and Subsidiaries for the three months ended March 31, 2014 and 2013, in the Amended Current Report on Form 8-K/A of US Ecology, Inc. (Commission File No. 0-11688) dated August 29, 2014, related to its acquisition of EQ Parent Company, Inc. and Subsidiaries.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

August 29, 2014